                                                Registration No. 333-49983
                                                Filed Pursuant to Rule 424(B)(3)


                                 636,478 SHARES
                             RENAL CARE GROUP, INC.
                                  COMMON STOCK

         This prospectus relates to 636,478 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Renal Care Group, Inc., a Delaware corporation ("RCG" or the "Company"). All of these Shares are being offered for sale by the holders of the Common Stock named herein under the heading "Selling Shareholders" (the "Selling Shareholders"). The Selling Shareholders received the Shares in connection with the Company's acquisition of Little Rock Dialysis, Inc., Northwest Dialysis, Inc., KDCO, Inc., Jefferson County Dialysis, Inc. and Lawton Dialysis, Inc. in mergers effective as of January 1, 1998.

         The shares of Common Stock of the Company are listed on the Nasdaq National Market System ("Nasdaq") under the symbol "RCGI". On April 27, 1998, the last sales price for the shares of Common Stock as reported by Nasdaq was $35.25 per share.

         All or a portion of the Shares may be offered by the Selling Shareholders from time to time (i) in transactions (which may include block transactions) on the Nasdaq National Market or such other national securities exchange or automated interdealer quotation system on which shares of the Company's Common Stock are then traded, (ii) in negotiated transactions, or
(iii) by a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers or through underwriters, agents or broker-dealers, and any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such underwriters, agents or broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular underwriter, agent or broker-dealer might be in excess of customary compensation). To the extent required, the specific Common Stock to be sold, the respective purchase prices and public offering prices, names of such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Selling Shareholders" and "Plan of Distribution." None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. By agreement, the Company will pay the expenses of this registration. The Selling Shareholders will bear all underwriting discounts and commissions and transfer taxes, if any. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Selling Shareholders and any broker-dealer, agents or underwriters that participate with the Selling Shareholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Selling Shareholders" and "Plan of Distribution."

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS APRIL 28, 1998

                              AVAILABLE INFORMATION

         Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus forms a part) and the Exhibits relating thereto filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the offices of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains such materials at http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market under the symbol "RCGI," and such reports, proxy and information statements and other information concerning the Company are available for inspection at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company (File No. 0-27640) are hereby incorporated by reference into this Prospectus:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (including those portions of the Company's proxy statement for the 1998 Annual Meeting of Stockholders incorporated by reference therein);

         (2) The Company's Current Report on Form 8-K/A filed with the Commission on February 20, 1998; and

         (3) The description of the Company's Common Stock as set forth in the Company's registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in the Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Ronald Hinds, Renal Care Group, Inc., 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203, telephone number (615) 345-5500.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO RESULTS OF OPERATIONS AND BUSINESSES OF THE COMPANY. SUCH FORWARD-LOOKING STATEMENTS MAY INVOLVE UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS AND PERFORMANCE OF THE COMPANY TO BE MATERIALLY DIFFERENCE FROM FUTURE RESULTS OR PERFORMANCE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. CAUTIONARY STATEMENTS REGARDING THE RISKS ASSOCIATED WITH SUCH FORWARD-LOOKING STATEMENTS, INCLUDE, WITHOUT LIMITATION, THOSE STATEMENTS INCLUDED UNDER "RISK FACTORS." INVESTORS RE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

         ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE FOREGOING CAUTIONARY STATEMENT.

         IN CONNECTION WITH THIS OFFERING, ANY BROKERS OR DEALERS THAT MAY PARTICIPATE IN THE OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   THE COMPANY

         The Company is a specialized provider of nephrology services to patients with kidney disease, including patients suffering from chronic kidney failure, also known as end-stage renal disease ("ESRD"). As of December 31, 1997, the Company provided dialysis and ancillary services to approximately 8,300 patients through 121 outpatient dialysis centers in 15 states. In addition to its outpatient dialysis center operations, the Company provided acute dialysis services through contractual relationships with 70 hospitals and physician practice management services to 45 of the 123 nephrologists who were affiliated with the Company's outpatient dialysis centers.


         The Company's address is 2100 West End Avenue, Suite 800, Nashville, TN 37203, and its telephone number is (615) 345-5500.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

LIMITED COMBINED OPERATING HISTORY

         The Company has conducted operations as a combined entity only since February 1996, upon the closing of its initial public offering. Since the initial public offering, the Company has made several additional acquisitions of entities that, in some cases, have been part of the Company's combined operations for only a few weeks or months. There can be no assurance that the Company will be able to integrate the dialysis centers, information systems and related operations of the entities acquired by it or to continue operating them profitably. Nor can there be any assurance that the Company's management group will be able to implement effectively the Company's operating and growth strategy while it is engaged in acquisition activity. Failure to integrate successfully the centers and other operations acquired by the Company or to implement effectively the Company's operating and growth strategy could have a material adverse effect on the Company's results of operations, financial condition or business.

DEPENDENCE ON GOVERNMENT REIMBURSEMENT

         The Company estimates that approximately 64%, 68%, and 63% of the Company's net revenue for the years ended December 31, 1995 and 1996, and 1997 consisted of reimbursements from Medicare under the ESRD program, including revenue for the reimbursement of the administration of a bio-engineered hormone, EPO, to treat anemia. Since 1983, Congressional actions have resulted in occasional changes in the Medicare composite reimbursement rate, and the Company is not able to predict whether future rate changes will be made. Legislation or regulations may be enacted in the future that may significantly modify the ESRD program or otherwise affect the amount paid for the Company's services. Any such action could have a material adverse effect on the Company's results of operations, financial condition and business. Furthermore, increases in operating costs that are subject to inflation, such as labor and supply costs, without a compensating increase in prescribed rates, may have a material adverse effect on the Company's earnings in the future. The Company is also unable to predict whether certain ancillary services, for which the Company currently is reimbursed separately, may in the future be included in the Medicare composite rate.

         Revenues from the administration of EPO (the substantial majority of which are reimbursed through Medicare and Medicaid programs) were approximately 17%, 19%, and 21% of the net revenue of the Company for the years ended December 31, 1995, 1996, and 1997, respectively. EPO reimbursement significantly affects the Company's earnings. The President has included in his 1999 budget a proposal to decrease Medicare reimbursement for EPO by $1 (see Medicare Reimbursement Rates). Any reduction in reimbursement rates for EPO could have a material adverse effect on the Company's results of operations, financial condition or business. EPO is produced by a single manufacturer, and any interruption of supply or product cost increases could have a material adverse effect on the Company's results of operations, financial condition or business.

         The Company estimates that approximately 7%, 6%, and 7% of the Company's net revenue for the years ended December 31, 1995 and 1996, and 1997, respectively, were funded by Medicaid or comparable state programs. The Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, all of which may have the effect of decreasing program payments, increasing costs or modifying the way the Company operates its dialysis business.

DEPENDENCE ON OTHER SOURCES OF REIMBURSEMENT

         The Company estimates that approximately 29%, 26%, and 30% of its net revenue for the years ended December 31, 1995 and 1996, and 1997, respectively, were derived from sources other than Medicare and Medicaid. Substantially all of this revenue comes from private insurance for chronic dialysis treatments and payments from hospitals with which the Company has contracts for the provision of acute dialysis services. In general, private insurance reimbursement and payments for treatments performed at hospitals are at rates significantly higher than Medicare and Medicaid rates. The Company believes that if Medicare reimbursement for dialysis treatment is reduced in the future, these private payors may be required to assume a greater percentage of the costs of dialysis care and, as a result, may focus on reducing dialysis payments as their overall costs increase. In addition, the Company believes that health maintenance organizations ("HMOs") and other managed care providers may have a strong incentive to reduce further the costs of specialty care and may seek to reduce amounts paid for dialysis. The Company is unable to predict whether and to what extent changes in these private reimbursement rates may be made in the future. Any reduction in the rates paid by private insurers and hospitals or a significant change in the Company's payor mix toward additional Medicare or Medicaid reimbursement could have a material adverse effect on the Company's results of operations, financial condition and business. Similarly, increases in operating costs that are subject to inflation, such as labor and supply costs, without a compensating increase in private reimbursement rates, could have a material adverse effect on the Company's results of operations, financial condition or business.

RISKS ASSOCIATED WITH GROWTH STRATEGY

         The Company's strategy includes expanding its dialysis business through the acquisition and development of dialysis centers and the management of nephrology practices. Competition for acquisitions in the dialysis industry has increased significantly in recent years and, as a result, the cost of acquiring dialysis centers has increased. There can be no assurance that the Company will be able to identify, acquire or profitably integrate acquired dialysis centers and nephrology practices. Acquisitions involve a number of risks related to integration, including adverse short-term effects on the Company's reported operating results, diversion of management's attention, dependence on retention, hiring and training of key personnel, including Medical Directors for each dialysis center, some or all of which could have a material adverse effect on the Company's results of operations, financial condition or business. In addition, there can be no assurance that acquired or managed dialysis centers will achieve net revenue and earnings that justify the Company's investment therein or expenses related thereto. In order to implement its growth strategy, the Company may require substantial capital resources and need to incur, from time to time, short- and long-term bank indebtedness. The Company also may need to issue in public or private transactions, equity or debt securities, the terms of which will depend on market and other conditions. There can be no assurance that any such additional financing will be available on terms acceptable to the Company, if at all. To the extent that the Company is unable to acquire dialysis centers or acquire or manage nephrology practices, to integrate such centers and practices successfully, or to obtain financing on terms acceptable to the Company, its ability to expand its business could be reduced significantly.

RISKS ASSOCIATED WITH LIABILITIES OF ACQUIRED BUSINESSES

         The Company has acquired and will continue to acquire businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. The Company has from time to time identified certain past practices of acquired companies that do not conform to its standards. Although the Company institutes policies designed to conform such practices to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. Although the Company generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.

DEPENDENCE ON PHYSICIAN REFERRALS

         The Company's dialysis centers depend upon local nephrologists for referrals of ESRD patients for treatment and one or a few physicians typically account for all or a significant portion of the patient referral base at a center. The loss of one or more referring physicians at a particular center could have a material adverse effect on the operations of such center, and the loss of a significant number of referring physicians could have a material adverse effect on the Company's results of operations, financial conditions and business. In many instances stockholders of the Company are the primary referral sources for the dialysis centers operated by the Company. If such ownership is deemed to violate applicable federal or state law, such as the illegal remuneration provisions of the Social Security Act and similar state laws which prohibit the payment of remuneration to induce referrals, such physician owners may be forced to dispose of their stock in the Company.

OPERATIONS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION

         The Company is subject to extensive federal, state and local regulation regarding, among other things, fraud and abuse, patient referral, false claims, health and safety, environmental compliance and toxic waste disposal. Much of this regulation, particularly in the areas of fraud and abuse and patient referral, is complex and open to differing interpretations. First, the illegal remuneration provisions of the Anti-Kickback Statute make it illegal for any person to, among other things, solicit, offer, receive or pay any remuneration in exchange for referring, or to induce the referral of, a patient for treatment which may be paid for by Medicare, Medicaid or a similar state program. Second, the Stark Law prohibits physician referrals for "designated health services" (including some of the specific services offered by the Company) to entities with which a physician or an immediate family member has a "financial relationship." These laws contain certain statutory exemptions, and federal agencies have promulgated regulations clarifying certain of these provisions and exceptions and creating certain additional exceptions or "safe harbors" from such prohibitions. Many states have enacted similar provisions of law, which may not have identical prohibitions or exceptions, but which may apply regardless of whether Medicare or Medicaid funds are involved. However, due to the breadth of the statutory provisions and the absence in many instances of regulations or court decisions addressing the specific arrangements by which the Company conducts its business, it is possible that some of the Company's practices might be challenged under these laws. Sanctions for violating these federal and state laws may include civil monetary fines, disqualification from participation in the Medicare or Medicaid programs, and criminal sanctions. There can be no assurance that the Company's practices will not be challenged by governmental authorities, or that the Company will not be subject to sanctions under such laws or be required to alter or discontinue certain of its practices. In addition, there can be no assurance that if the Company is required to alter its practices, that it will be able to do so successfully. The occurrence of any of these events could result in a material adverse effect on the Company's results of operations, financial condition or business.

         A number of proposals for health care reform have been made recently to provide greater governmental control of health care spending and to provide broader access to health care services. For example, HIPAA, among other things, provides for insurance portability for individuals who lose or change jobs, limits exclusions for pre-existing conditions, and establishes a pilot program for medical savings accounts. HIPAA also amends existing crimes and criminal penalties for Medicare fraud and enacts new federal health care fraud crimes. It is uncertain what additional health care reform legislation, if any, ultimately will be implemented or whether other changes in the administration or interpretation of governmental health care programs will occur. The Company cannot predict what effect future health care legislation or other changes in the administration or interpretation of governmental health care statutes, regulations, or programs may have on the Company's operations.

SUBSTANTIAL COMPETITION

         The dialysis industry is fragmented and is consolidating rapidly. Accordingly, the industry is highly competitive, particularly from the standpoint of competition for the acquisition of existing dialysis centers and the development of relationships with referring physicians. Many of the Company's competitors have substantially greater financial resources and more established operations and infrastructure than the Company and may compete with the Company for acquisitions of dialysis centers and nephrology practices. In addition, the Company may also experience competition from referring physicians who open their own dialysis centers. There can be no assurance that the Company will be able to compete effectively with any such competitors.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent upon the services of certain key executive officers. The Company's growth will depend in part upon its ability to attract and retain skilled employees, for whom competition is intense. The

Company believes that its future success will also depend on its ability to attract and retain qualified physicians to serve as Medical Directors of its dialysis centers. The Company does not carry key-man life insurance on any of its officers. The loss by the Company of any of its executive officers, or the inability to attract and retain qualified management personnel and Medical Directors, could have a material adverse effect on the Company's results of operations, financial condition or business.

SIGNIFICANT INFLUENCE BY MANAGEMENT AND PHYSICIAN STOCKHOLDERS

         The Company's directors, executive officers and physician stockholders beneficially own approximately 31% of the outstanding shares of Common Stock. The Company's Amended and Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting. Although directors, executive officers and physician stockholders do not have any arrangements or understandings among themselves with respect to the voting of the shares of Common Stock beneficially owned by such persons, such persons acting together would be able to significantly influence the election of directors and might be able to approve or disapprove any matter submitted to a vote of stockholders, including a change in control in the Company.

POTENTIAL CONFLICTS OF INTEREST

         The Company is a party to Medical Director agreements with Stephen D. McMurray, M.D., W. Tom Meredith, M.D., Thomas A. Lowery, M.D., John D. Bower, M.D. and Kenneth E. Johnson, M.D., each of whom is a director and stockholder of the Company. In addition, the Company leases space from Dr. Bower, Dr. Lowery, and an entity in which Dr. Meredith owns a one-third interest. A director of the Company, Harry R. Jacobson, M.D., serves as Vice Chancellor of Health Affairs at Vanderbilt University, and the Company has an agreement with Vanderbilt University Medical Center to manage its outpatient dialysis facility. The outside interests of these directors may give rise to certain conflicts of interest concerning the fulfillment of their responsibilities as directors of the Company, and such conflicts of interest could result in decisions that may not reflect the interests of all stockholders equally.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS

         The Company's Amended and Restated Certificate of Incorporation and Bylaws contain a number of provisions that could inhibit a change in control of the Company by means of a tender offer, merger, proxy contest or otherwise, including advance notice and super-majority voting provisions, provisions that establish a classified board of directors, and provisions that enable the Board of Directors to issue "blank check" preferred stock. Furthermore, the Company has adopted a Shareholder Protection Rights Agreement, or "poison pill," that would result in significant dilution to any acquiror that would seek to acquire 15% or more of the Company's then outstanding Common Stock without the consent of the Board of Directors.

POSSIBLE VOLATILITY OF STOCK PRICE

         From time to time, there may be significant volatility in the market price of the Common Stock. The stock market has periodically experienced significant price and volume fluctuations, which may be unrelated to the operating performance of particular companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary from period to period. As a result of the foregoing, the Company's operating results and prospects from time to time may be below the expectations of the public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock. Additionally, future sales of substantial amounts of the Common Stock could adversely affect the market price of the Common Stock.

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Common Stock in the public market or the availability of such shares for sale could adversely affect the prevailing market price for the Common Stock. Of the 26,485,719 outstanding shares of Common stock as of March 31, 1998, and after the offering, approximately 18,173,064 of those shares will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. In addition, up to 3,536,890 shares of Common Stock are issuable upon the exercise of options which will be freely tradeable without restriction unless purchased by an "affiliate." The remaining approximately 8,312,655 shares outstanding, plus up to 330,000 shares of Common Stock which may be issued upon exercise of warrants, will become eligible for future sale in the public market in accordance with Rule 144 under the Securities Act, as currently in effect. The Company has granted certain registration rights with respect to shares of Common Stock to the holders of a total of approximately 5,726,060 shares of Common Stock and 330,000 shares issuable upon the conversion of warrants.

                            MERGERS AND ACQUISITIONS

         Effective January 1, 1998, the Company concurrently acquired Little Rock Dialysis, Inc. ("LRDI"), an Arkansas corporation, Northwest Dialysis, Inc. ("NWDI"), an Arkansas corporation, KDCO, Inc. ("KDCO"), a Missouri corporation, Jefferson County Dialysis, Inc. ("JCDI"), an Arkansas corporation, and Lawton Dialysis, Inc. ("LDI"), an Arkansas corporation, pursuant to mergers (the "Mergers") by which the shareholders of LRDI, NWDI, KDCO, JCDI and LDI received an aggregate of 1,298,234 shares of Common Stock in exchange for their shares of stock in LRDI, NWDI, KDCO, JCDI and LDI, respectively.

         In connection with such mergers (the "Mergers"), the Company granted the former shareholders of LRDI, NWDI, KDCO, JCDI and LDI the right to register for resale the shares of Common Stock received by them. The persons who are offering shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part are referred to herein as the "Selling Shareholders". The Selling Shareholders acquired all shares of Common Stock offered hereby pursuant to the above-referenced Mergers. Pursuant to certain demand registration rights granted in connection with the Mergers, the Company agreed to register the shares of Common Stock offered by the Selling Shareholders hereunder.

                              SELLING SHAREHOLDERS

         The following table sets forth (i) the name of each of the Selling Shareholders, (ii) the number of shares of Common Stock beneficially owned by each Selling Shareholder prior to the offering and being offered hereby, and
(iii) the number of shares of Common Stock beneficially owned by each Selling Shareholder after the completion of the offering.

                                     Shares Beneficially Owned      Shares Being         Shares Beneficially Owned
          Name                         Before the Offering(1)          Offered              After the Offering(1)
John Bayliss, M.D.(2)                          64,532                   31,620                     32,912
Ronald D. Hughes, M.D.(3)                     303,083                  148,863                    154,220
David J. Jones(4)                             174,408                   81,784                     92,624
Joe Pevahouse, M.D.(5)                         43,022                   21,080                     21,942
Robert A. Vogel(6)                            224,225                  109,870                    114,355
James A. Wellons, M.D.(7)                      43,021                   21,080                     21,941
James Campbell, M.D.(8)                       140,746                   68,965                     71,781
David Hays, M.D.(9)                            60,730                   29,757                     30,973
Robert Saylor, M.D.(10)                        80,163                   39,279                     40,884
Wade Jordan, M.D.(11)                          80,163                   39,279                     40,884
Stephen Garcia, M.D.(12)                       80,163                   39,279                     40,884
Estate of Patrick Doody, M.D.(13)               3,826                    1,874                      1,952
Patrick Hatelid, M.D.(14)                       3,826                    1,874                      1,952
John Martinez, M.D.(15)                         3,826                    1,874                      1,952
                                            ---------                  -------                    -------

Total                                       1,305,734                  636,478                    669,256

----------------
(1) Assumes that all of the shares held by the Selling Shareholders and being offered hereby are sold, and that the Selling Shareholders acquire no additional shares of Common Stock prior to completion of this offering. Each Selling Shareholder beneficially owns less than 1% of the total number of shares of Common Stock outstanding.
(2) Dr. Bayliss served as Vice President and a director of LRDI prior to the Mergers.
(3) Dr. Hughes served as Assistant Vice President and a director of LRDI, Vice President and a director of NWDI, Assistant Vice President and a director of JCDI, and Assistant Vice President and a director of LDI prior to the Mergers.
(4) Mr. Jones served as President and a director of LRDI, President and a director of NWDI, President and a director of KDCO, President and a director of JCDI and President and a director of LDI prior to the Mergers. Includes 7,500 options to acquire shares of Common Stock which are exercisable within 60 days of the date of this Prospectus.
(5) Dr. Pevahouse served as Vice President and a director of LRDI prior to the Mergers.
(6) Mr. Vogel served as Assistant Vice President, Secretary and Treasurer and a director of LRDI, Vice President, Secretary and Treasurer and a director of NWDI, Assistant Vice President, Secretary and Treasurer and a director of JCDI and Assistant Vice President, Secretary and Treasurer and a director of LDI prior to the Mergers.
(7) Dr. Wellons served as Vice President and a director of LRDI prior to the Mergers.
(8) Dr. Campbell served as a Vice President and a director of JCDI prior to the Mergers.
(9) Dr. Hays served as a Vice President and a director of LDI prior to the Mergers.
(10) Dr. Saylor served as Vice President and a director of KDCO prior to the Mergers.
(11) Dr. Jordan served as Secretary and Treasurer and a director of KDCO prior to the Mergers.
(12) Dr. Garcia served as Vice President and a director of KDCO prior to the Mergers.
(13) A representative of the Estate of Patrick Doody, M.D. served as a director of NWDI prior to the Mergers.
(14) Dr. Hatelid served as Vice President and a director of NWDI prior to the Mergers.
(15) Dr. Martinez served as Vice President and a director of NWDI prior to the Mergers.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest. Such sales may be made from time to time (i) in transactions (which may include block sales) on the Nasdaq National Market or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, (ii) in negotiated transactions or (iii) through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Shares may be sold directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (d) an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which the Common Stock is then listed; and (e) through the writing of options on the Shares. Any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation). If required by applicable law at the time a particular offer of Shares is made, the terms and conditions of such transaction will be set forth in a Prospectus Supplement to this Prospectus. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Shareholders and any underwriters, agents or broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts. The Company has agreed to bear all expenses in connection with the registration of the shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Common Stock offered hereby will be passed on for the Company by Alston & Bird LLP, Atlanta, Georgia.

                                     EXPERTS

         The consolidated financial statements of the Company appearing in Renal Care Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of STAT Dialysis Corporation and STAT Management Corporation and their related healthcare entities, appearing in the Company's Current Report on Form 8-K/A, for the years ended December 31, 1996 and 1995, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER TO WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.






                                TABLE OF CONTENTS


                                               PAGE
AVAILABLE INFORMATION......................      2
INCORPORATION OF CERTAIN DOCUMENTS
    BY REFERENCE...........................      2
CAUTIONARY NOTICE REGARDING
    FORWARD-LOOKING STATEMENTS.............      3
THE COMPANY................................      4
RISK FACTORS...............................      5
MERGERS AND ACQUISITIONS...................     10
SELLING SHAREHOLDERS.......................     11
PLAN OF DISTRIBUTION.......................     12
LEGAL MATTERS..............................     12
EXPERTS....................................     12








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                                 636,478 SHARES



                             RENAL CARE GROUP, INC.



                                  COMMON STOCK













                                   PROSPECTUS
                                 April 28, 1998


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